Mallory Morales

June 14, 2023

Dear Mallory:

We are pleased to inform you about an important change to your compensation in connection with your promotion from Vice President, Finance to Chief Accounting Officer!
You are being awarded an annual salary increase from $325,503.36 to $348,000.00 in recognition of your valuable contributions to your department and to Immuneering. Your new wages will be effective July 1, 2023.
We are pleased to offer you an increase in your annual target bonus from 30% to 35%. Your target bonus will be blended at 30% for the time from January to June 2023 and at 35% for the time from July through December
2023. You will continue to report to the CEO until a CFO is hired.

As approved by the Board of Directors (or a committee thereof), you will also receive an option to purchase 15,000 shares of common stock on June 13, 2023, with standard monthly vesting over 4 years and subject to the terms and conditions of the 2021 Incentive Award Plan.

If you have any questions about the above or the related calculations, please reach out to Human Resources. If you wish to change any exemptions claimed on your W4, please contact payroll. Please keep this information confidential. Thank you for your continued commitment and dedication. We are looking forward to accomplishing many more great things as a team. Congratulations on your well-earned promotion!

Ben Zeskind CEO
CC: Employee manager CC: Employee file

Confidential
245 Main St, 2nd Floor, Cambridge, MA 02142 | 617-500-8080 immuneering.com